Astea Reports Second Quarter 2011 Results

33% Increase in Overall Revenues, 41% Increase in Software License Revenues, and 31% Increase in Service and Maintenance Revenues

HORSHAM, Pa., Aug. 15, 2011 /PRNewswire/ -- Astea International Inc. (NASDAQ: ATEA), a global provider of service lifecycle management and mobility solutions, today released financial results for the second quarter of 2011.

For the quarter ended June 30, 2011, Astea reported revenues of $6.1 million which were 33% greater than revenues of $4.6 million for the same period in 2010. Net loss available to shareholders for the quarter was $.8 million or ($.24) per share, compared to a net loss of $1.3 million or ($.37) per share for the same period in 2010. Software license revenues of $1.0 million were 41% higher than revenues of $.7 million for the same period in 2010. Service and maintenance revenues of $5.1 million were 31% higher when compared to revenues of $3.9 million for the same period in 2010.

"We are happy to report a significant increase in revenues this quarter. On a year to date basis total revenues are up 41%, including license revenues which are up 94%. While we successfully signed some significant deals this quarter with new customers, we did not meet our goals on profitability due to some of the deals we expected to close being delayed. We are pleased to report that some of those deals we originally expected to close have already been signed in the third quarter. Our professional services backlog remains strong as we are implementing projects throughout the world. These projects will generate a consistent stream of revenue for both additional licenses as well as professional services throughout 2011 and 2012. We are tracking a number of significant opportunities in the pipeline and remain optimistic. We anticipate operating improvements in the second half of the year and we are projecting to be profitable for the year," stated Zack Bergreen, CEO of Astea International.

Bergreen continued, "We maintain a focus on optimizing our business both strategically and operationally, and we are taking actions that allow us to capture a greater share of the service management market, improve our cost structure and expand our operating margins. Our unique breadth and depth of service management solutions, domain expertise and innovative technology continue to be a clear differentiator and are evident in the value that we deliver to our clients as well as our ability to capture more business in all of our operating regions."

SECOND QUARTER HIGHLIGHTS

  Signed new enterprise customers and had a number of existing customers, for both the Astea Alliance and FieldCentrix solutions, continue to expand their configurations with additional licensing for more users and additional modules.
  Astea continues to provide implementation services for Fortune 500 companies in Europe, the U.S. and Asia Pacific regions.
  The company introduced a new version of the industry's most robust mobile solution, Alliance Mobile Universal, for service organizations. This new addition to Astea's Alliance Mobility Suite leverages the latest HTML5 technology to deliver a sleek and innovative user interface while still providing the ability for mobile workers to continue working whether they are in or out of wireless coverage. With the ability to operate with the latest devices in the market including Android smartphones and tablets, iPhones, and iPads, organizations can choose the device that works best for their environment and still be able to leverage the most powerful mobile solution designed specifically for the way field technicians work.

Astea will host a conference call that will be broadcast live over the Internet on August 16, 2011 at 11:00 AM ET to discuss the Company's second quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/about_investors.asp. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International

Astea International (NASDAQ: ATEA) is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management and optimization. Astea's solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy. Since 1979, Astea has been helping more than 600 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.

www.astea.com. Service Smart. Enterprise Proven.

© 2011 ASTEA INTERNATIONAL INC. ASTEA AND ASTEA ALLIANCE ARE TRADEMARKS OF ASTEA INTERNATIONAL INC. ALL OTHER COMPANY AND PRODUCT NAMES CONTAINED HEREIN ARE TRADEMARKS OF THE RESPECTIVE HOLDERS.

This press release contains forward-looking statements that are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea's products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company's financial results are included at length in the Company's Form 10-K for the fiscal year ended December 31, 2010, as supplemented in the 10-Q for the Quarter ended June 30, 2011 as filed with the Securities and Exchange Commission.

CONTACT: Investor Relations, Rick Etskovitz, Chief Financial Officer, Astea International Inc., +1-215-682-2500, retskovitz@astea.com